Exhibit 99.1

PRESS RELEASE

Biofrontera Inc. Reports Second Quarter 2022 Financial Results and Provides a Business Update

Conference call begins at 11:00 a.m. Eastern time today

WOBURN, Mass. (August 12, 2022) – Biofrontera Inc. (Nasdaq: BFRI), a biopharmaceutical company specializing in the commercialization of dermatological products, announced today financial results for the three and six months ended June 30, 2022 and provided a business update.

Financial Highlights & Recent News

●	Total revenues for the second quarter of 2022 were $4.5 million, a decrease of 24% from the prior year
●	Total revenues for the first half of 2022 were $14.2 million, an increase of 34% from the prior year
●	Cash and cash equivalents were $31.9 million as of June 30, 2022, compared with $24.5 million as of December 31, 2021
●	Raised $8.7 million in net proceeds through a private placement
●	Subsequent to the quarter close, raised approximately $4.3 million in net proceeds from the exercise of existing warrants and issuance of new warrants through a private placement
●	Participated in The Benchmark Healthcare House Call Virtual 1x1 Investor Conference

Clinical and Operational Highlights

●	Strengthened medical affairs outreach through various initiatives including seminars, medical conference participation, prescriber networking and key opinion leader (KOL) engagement
	○	Showcased Biofrontera’s treatments for actinic keratosis (AK) at the Music City Symposium for Cosmetic Advances & Laser Education and debuted the new BF-RhodoLED® XL illumination lamp via a live demonstration
	○	Launched new, updated websites for Ameluz® and Xepi®, each featuring a patient-focused and a healthcare professional-focused site, at www.ameluz.com and www.xepicream.com
	○	Held education-focused initiatives in recognition of May being Skin Cancer Awareness Month, including participating in the Noah Worcester Dermatological Society Conference and The Skin Cancer Foundation’s Champions for Change Gala
	○	Presented newly published data and forecasts for the U.S. skin cancer market that underscore the commercial opportunity for Ameluz
	○	Named by CIOCoverage Magazine as one of the “10 fastest-growing life sciences companies to watch in 2022”
	○	New Ameluz marketing campaign earned a Gold 2022 Award of Excellence from The Communicator Awards, a leading international industry-agnostic awards program recognizing excellence in communication, championing effective and meaningful work
●	Biofrontera Pharma GmbH received U.S. Food and Drug Administration (FDA) approval as a contract laboratory for batch control and stability testing of Ameluz, enabling significant improvements in product manufacturing efficiency, quality control and supply reliability

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●	Biofrontera Bioscience GmbH was granted a patent in Australia for novel illumination protocols related to the treatment of skin diseases with photodynamic therapy (PDT) that combine the lower pain of daylight PDT with the higher cure rates and lower recurrence rates of conventional therapy.

Management Commentary

“I am duly proud of the accomplishments from every aspect of our organization including medical education, branding, marketing and sales, all of which contributed to another successful quarter. The recognition we have received this year demonstrates the positive impact of strengthening medical affairs and establishing Biofrontera as a trusted partner to dermatologists. Gaining PDT market share results from growing therapeutic value, a key metric of our medical affairs initiative, and our brands are being increasingly preferred by dermatologists, patient advocacy groups and others as the leading therapeutic option that continues to innovate and improve patient outcomes,” stated Erica Monaco, Chief Executive Officer of Biofrontera Inc.

“With revenues up 34% year-to-date, Biofrontera had the strongest first-half revenues ever, up more than 102% compared with 2020 and up more than 22% versus the pre-Covid year 2019. As expected, second quarter product revenues reflect the April 1, 2022 price increase that resulted in some Ameluz purchase pull-through into the first quarter. We continue to execute toward upcoming clinical milestones and remain on track for 2022 total revenues to increase by at least 30% compared with 2021, including typical seasonal strength in the fourth quarter,” she added.

Second Quarter Financial Results

Total revenues were $4.5 million for the second quarter of 2022, a decrease of $1.4 million, or 24%, compared with $5.9 million for the second quarter of 2021. The decrease was primarily driven by lower Ameluz orders due to some advanced purchasing prior to the April 1, 2022 price increase.

Total operating expenses were $10.7 million for the second quarter of 2022, compared with $9.5 million for the second quarter of 2021. Cost of revenues decreased by 18 % primarily due to lower Ameluz sales. Selling, general and administrative expenses increased by $4.3  million, or 74%, compared with the prior year primarily due to higher legal expenses, business insurance, headcount and issuance costs related to the private placement.

Net loss for the second quarter of 2022 was $0.9 million, or $0.05 loss per share, compared with a net loss of $3.7 million, or $0.46 loss per share, for the second quarter of 2021.

Adjusted EBITDA was negative $8.0 million for the second quarter of 2022, compared with negative $2.9 million for the second quarter of 2021. Adjusted EBITDA, a non-GAAP financial measure, is defined as net income or loss excluding interest income and expense, income taxes, depreciation and amortization,  and certain other non-recurring or non-cash items.

Six Month Financial Results

Total revenues were $14.2 million for the first half of 2022, an increase of $3.6 million, or 34%, compared with $10.6 million for the first half of 2021. The increase was primarily driven by a $3.5 million increase in Ameluz revenue, along with a $0.1 million increase due to the Ameluz price increase.

Total operating expenses were $23.5 million for the first half of 2022, compared with $17.8 million for the first half of 2021. Cost of revenues increased by 36% compared with the prior-year period primarily due to higher sales of Ameluz. Selling, general and administrative expenses increased by $7.1  million, or 66%, reflecting higher legal expenses, business insurance, headcount and issuance costs related to the private placement.

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Net income for the first half of 2022 was $4.7 million, or $0.26 per diluted share, compared with a net loss of $7.2 million, or $0.90 loss per share, for the first half of 2021.

Adjusted EBITDA was negative $11.3 million for the first half of 2022, compared with negative $5.7 million for the first half of 2021.

The below table presents a reconciliation of net income (loss) to adjusted EBITDA for the three and six months ended June 30, 2022 and 2021:

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net income (loss)	$(850)	$(3,661)	$4,711	$(7,195)
Interest expense, net	38	85	71	169
Income tax expense	-	44	30	45
Depreciation and amortization	132	138	263	275
EBITDA	(680)	(3,394)	5,075	(6,706)
Change in fair value of contingent consideration	(1,900)	500	(1,900)	998
Change in fair value of warrant liabilities	(5,371)	-	(14,082)	-
Adjusted EBITDA	$(7,951)	$(2,894)	$(11,257)	$(5,708)
Adjusted EBITDA margin	-178.4%	-49.4%	-78.6%	-53.9%

As of June 30, 2022, Biofrontera Inc. had cash and cash equivalents of $31.9 million, compared with $24.5 million as of December 31, 2021. The Company believes its cash and cash equivalents are sufficient to fund operations for at least the next 12 months.

Financial Guidance

Biofrontera Inc. affirms its previously announced financial guidance for 2022, as follows:

●	Total revenues for 2022 are expected to increase by at least 30% compared with 2021, including typical seasonal strength in the first and fourth quarters
●	The commercial focus throughout 2022 will be on achieving deeper sales penetration among current customer accounts, with additions to the Biofrontera sales force expected to begin in 2023

Conference Call and Webcast

Biofrontera Inc. will hold a conference call today at 11:00 a.m. Eastern time to discuss these results and answer questions.

Date:	Friday, August 12, 2022
Time:	11:00 a.m. Eastern time
Conference call:	1-877-877-1275 (U.S.)
1-412-858-5202 (international)
Webcast:	Live and 90-day replay webcast are available here and at investors.biofrontera-us.com

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About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the Company’s revenue guidance for 2022, business and marketing strategy, future operations and business, potential to expand the label of Ameluz®, market presence and position of Ameluz® and ongoing clinical trials conducted by our licensing partners and the future impact of such trials on the market for Ameluz®. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of extraordinary external events, such as the current COVID-19 pandemic; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to complete the transition to a public company; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contacts:

Biofrontera Inc.

Anke zur Mühlen

+1 781 486 1539

us-ir@biofrontera.com

LHA Investor Relations

Tirth T. Patel

+1 212 201 6614

tpatel@lhai.com

(Tables to follow)

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BIOFRONTERA INC.

BALANCE SHEETS

(In thousands, except par value and share amounts)

	June 30, 2022	December 31, 2021
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$31,913	$24,545
Accounts receivable, net	2,001	3,784
Other receivables, related party	3,045	8,647
Inventories	8,808	4,458
Prepaid expenses and other current assets	1,214	4,987

Total current assets	46,981	46,421

Other receivables long term, related party	2,813	2,813
Property and equipment, net	248	267
Intangible asset, net	3,241	3,450
Other assets	343	268

Total assets	$53,626	$53,219

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$931	$658
Accounts payable, related parties	1,290	282
Acquisition contract liabilities, net	3,242	3,242
Accrued expenses and other current liabilities	9,413	9,654

Total current liabilities	14,876	13,836

Long-term liabilities:
Acquisition contract liabilities, net	7,821	9,542
Warrant liability	8,046	12,854
Other liabilities	5,650	5,649

Total liabilities	$36,393	$41,881

Commitments and contingencies (see Note 23)

Stockholders’ equity:
Preferred Stock, $0.001 par value, 20,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2022 and December 31, 2021	$-	$-
Common Stock, $0.001 par value, 300,000,000 shares authorized; 19,011,438 and 17,104,749 shares issued and outstanding as of June 30, 2022 and December 31, 2021	19	17
Additional paid-in capital	91,382	90,200
Accumulated deficit	(74,168)	(78,879)

Total stockholders’ equity	17,233	11,338

Total liabilities and stockholders’ equity	$53,626	$53,219

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BIOFRONTERA INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts and number of shares)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021

Products revenues, net	$4,441	$5,840	$14,177	$10,571
Revenues, related party	16	15	31	28

Total revenues, net	4,457	5,855	14,208	10,599

Operating expenses
Cost of revenues, related party	2,402	2,973	7,377	5,381
Cost of revenues, other	152	135	327	298
Selling, general and administrative	9,669	5,552	17,285	10,310
Selling, general and administrative, related party	346	196	441	360
Restructuring costs	-	186	-	467
Change in fair value of contingent consideration	(1,900)	500	(1,900)	998

Total operating expenses	10,669	9,542	23,530	17,814

Loss from operations	(6,212)	(3,687)	(9,322)	(7,215)

Other income (expense)
Change in fair value of warrants	5,371	-	14,082	-
Interest expense, net	(38)	(85)	(71)	(169)
Other income, net	29	155	52	234

Total other income (expense)	5,362	70	14,063	65

Income (loss) before income taxes	(850)	(3,617)	4,741	(7,150)
Income tax expense	-	44	30	45

Net income (loss)	$(850)	$(3,661)	$4,711	$(7,195)

Income (loss) per common share:
Basic	$(0.05)	$(0.46)	$0.26	$(0.90)
Diluted	$(0.05)	$(0.46)	$0.26	$(0.90)

Weighted-average common shares outstanding:
Basic	18,823,497	8,000,000	17,968,870	8,000,000
Diluted	18,823,497	8,000,000	18,044,174	8,000,000

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